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                                                                      Exhibit 21


Subsidiaries of Hudson Chartered Bancorp, Inc.
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                                                                        Name Under Which
Name of Subsidiary                      Jurisdiction of Incorporation   Subsidiary Conducts Business

First National Bank of the                                              First National Bank of the
Hudson Valley                           United States                   Hudson Valley

Hudson Chartered Realty, Inc.           New York State                  Hudson Chartered Realty, Inc.
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